Exhibit 14

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the references to our Firm under the headings "Experts" and "Additional Information About the Funds" in the Proxy Statement and Prospectus (the Proxy/Prospectus) and to the references to our Firm under the headings "Financial Highlights" in the April 30, 2010 Prospectuses and "Independent Registered Public Accounting Firm" in the April 30, 2010 Statements of Additional Information for Fidelity Rutland Square Trust: PAS Core Income Fund of Funds, PAS Income Opportunities Fund of Funds, PAS International Fidelity Fund of Funds, PAS International Fund of Funds, PAS Small-Mid Cap Fund of Funds, PAS U.S. Opportunity Fidelity Fund of Funds, and PAS U.S. Opportunity Fund of Funds, which are also incorporated by reference into the Proxy/Prospectus.

/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
____________________________
Boston, Massachusetts
May 5, 2010